 Exhibit 99.1

Nektar Therapeutics Appoints Biotechnology Executive Jeff Ajer as New Board Member

SAN FRANCISCO, Sept. 21, 2017 /PRNewswire/ -- Nektar Therapeutics (Nasdaq: NKTR) today announced that Jeff Ajer, Executive Vice President and Chief Commercial Officer of BioMarin, has been appointed as an independent director to Nektar's Board of Directors. Mr. Ajer has more than 25 years of biotechnology industry experience within rare disease and specialty medicine.

"We are extremely pleased to welcome Jeff Ajer as a new Board member," said Howard W. Robin, President and CEO of Nektar Therapeutics. "Jeff's extensive leadership experience within rapidly growing biotechnology companies is a great addition to our Board as we continue to build Nektar's wholly-owned pipeline of innovative drug candidates. This appointment adds to the existing expertise of our highly-respected Board members as they guide Nektar toward continued growth and success."

Mr. Ajer has more than 25 years of experience driving commercial operations within rare diseases and specialty medicines. Mr. Ajer has been integral in establishing BioMarin's global footprint and commercial infrastructure and has played a leadership role in the launches and growth strategies for BioMarin's commercial brands including Brineura™, Vimizim®, Kuvan® and Naglazyme®.

Since joining BioMarin in 2005, he has held roles of increasing responsibility including Vice President, Commercial Operations, The Americas; Senior Vice President and Chief Commercial Officer; and Executive Vice President and Chief Commercial Officer.

"I am honored to join Nektar's Board during an exciting time in the Company's evolution and growth," said Mr. Ajer. "Over the course of my career, I have had the great pleasure of shaping the growth strategies for various commercial brands across a variety of disease states, and I look forward to leveraging these experiences for Nektar as a new Board member."

Prior to BioMarin, Mr. Ajer served as Vice President, Global Transplant Operations at Genzyme Corporation. His experience prior to Genzyme includes roles in sales, marketing and operations at SangStat Medical Corporation and ICN Pharmaceuticals. Mr. Ajer received both a B.S. in chemistry and a M.B.A. from the University of California, Irvine.

About Nektar

Nektar Therapeutics is a research-based development stage biopharmaceutical company whose mission is to discover and develop innovative medicines to address the unmet medical needs of patients. Our R&D pipeline of new investigational medicines includes treatments for cancer, auto-immune disease and chronic pain. We leverage Nektar's proprietary and proven chemistry platform in the discovery and design of our new therapeutic candidates. Nektar is headquartered in San Francisco, California, with additional operations in Huntsville, Alabama and Hyderabad, India. Further information about the company and its drug development programs and capabilities may be found online at http://www.nektar.com.

Contact:

For Investors:
Jennifer Ruddock of Nektar Therapeutics
415-482-5585

Jodi Sievers of Nektar Therapeutics
415-482-5593

For Media:
Jennifer Paganelli
347-658-8290
jpaganelli@purecommunications.com